Exhibit 5.1

September 29, 2006

CNB Bancorp, Inc.

11407 Windsor Blvd.

Windsor, VA 23487

Re:	Registration of 747,500 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to CNB Bancorp, Inc. (the “Company”), a Virginia company, in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form SB-2 (the “Registration Statement”) of 747,500 shares (the “Shares”) of the Company’s common stock, $0.01 par value.

In this capacity, we have examined (1) the Registration Statement in the form filed by the Company with the Security and Exchange Commission on or about the date hereof; (2) originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares; and (3) such other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

The opinions set forth herein are limited to the laws of Virginia and applicable federal laws.

Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus, which is a part of the Registration Statement.

Very truly yours,

/s/ Powell Goldstein LLP

POWELL GOLDSTEIN LLP

One Atlantic Center • Fourteenth Floor • 1201 West Peachtree Street, NW • Atlanta, GA 30309-3488

Tel: 404.572.6600 • Fax: 404.572.6999

www.pogolaw.com